Exhibit 10.3

SHARE PURCHASE AGREEMENT

AMONG

MAGHREB PRIVATE EQUITY FUND LTD,

CAPITAL MOROCCO,

ACCESS CAPITAL ATLANTIQUE MAROC,

AFRIC-INVEST Limited,

ATIJARIWAFA BANK,

Ms. Hanane MECHAT,

AND

INTERNATIONAL PAPER CONTAINER HOLDINGS (Spain) S.L.

DATED OCTOBER 3rd, 2005

Table of Contents

ARTICLE I DEFINITIONS		5

1.1	Defined Terms	5

1.2	Presumption and Headings	7

ARTICLE II PURCHASE AND SALE		7

2.1	Purchase and Sale of the Transferred Shares	7

2.2	Consideration for the Transferred Shares	8
2.2.1	Purchase Price	8
2.2.2	Method of Payment	8

ARTICLE III CLOSING		9

3.1	Date and Place of Closing	9

3.2	Closing Deliveries	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES		9

4.1	Representations and Warranties of the Sellers	9
4.1.1	Authority, Powers and Enforceability	9
4.1.2	Good Standing	10
4.1.3	Ownership and Transferability of the Transferred Shares	10
4.1.4	Third Party Consents	10
4.1.5	Truthfulness of the Representations	10

4.2	Representations and Warranties of the Purchaser	10
4.2.1	Authority, Powers and Enforceability	11
4.2.2	Good Standing	11

4.3	Sanctions in case of inacurateness of the representations and warranties	11

ARTICLE V CONDITIONS PRECEDENT		11

5.1	Condition to Obligation of both Parties to Close	11
5.1.1	No Legal Impediment	12

5.2	Conditions to Obligation of the Purchaser to Close	12
5.2.1	Prior acquisition of the Controlling Block	12
5.2.2	Representations and Warranties True and Correct	12
5.2.3	Compliance with the Obligations of this Agreement	12
5.2.4	No Material Adverse Change	12

5.3	Condition to Obligation of the Sellers to Close	12
5.3.1	Representations and Warranties True and Correct	13

ARTICLE VI TERMINATION		13

6.1	Grounds for Termination	13

6.2	Effect of Termination	13

ARTICLE VII MISCELLANEOUS PROVISIONS		14

7.1	Publicity	14

7.2	Confidentiality	14

7.3	Fees and Expenses	14

7.4	Notices	14

7.5	Transfer	16

7.6	No Shop	16

7.7	Entire Agreement	16

7.8	Modifications and Waivers	16

7.9	Severability	17

7.10	Governing Law	17

7.11	Dispute Resolution	17

SHARE PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

I.P. CONTAINER HOLDINGS (Spain) S.L., a company organized and existing under the laws of Spain with capital of EUR 6,000, wholly-owned by International Paper Company, and having its registered office at 20, General Yagüe, Madrid, 28020 and currently undergoing registration of its company number (the “Purchaser”), duly represented by Mr. Marc Van Lieshout,,

Hereinafter referred as the “Buyer”, on the one hand,

and

MAGHREB PRIVATE EQUITY FUND LTD, a société anonyme organized and existing under the laws of Jersey, with capital of USD 23,196,000 and having its registered office in at 47, Esplanade Saint-Hélier in Jersey (“MAGHREB PRIVATE EQUITY FUND”), duly represented by Mr. Mohammed Ibrahim Eljaï,

CAPITAL MOROCCO, a limited partnership organized and existing under the laws of Jersey, and having its registered office at 47, Esplanade Saint Helier in Jersey (“CAPITAL MOROCCO”), duly represented by Mr. Mehdi Tahiri,

ACCESS CAPITAL ATLANTIQUE MAROC, a société anonyme organized and existing under the laws of Morocco with capital of MAD 99,000,000, and having its registered office at 199, angle boulevard Zerktouni and rue d’Avignon in Casablanca (Morocco) (“ACCESS CAPITAL”), duly represented by Mr. Hassan Laaziri,

AFRIC INVEST Limited, a company organized and existing under the laws of Mauritius, and having its registered office at Suite 520, Barkly Wharf, Le Caudan Waterfront in Port-Louis (Mauritius) (“AFRIC INVEST”), duly represented by Mr. Mohamed Ibrahim El Jai,

ATIJARIWAFA BANK, a société anonyme organized and existing under the laws of Morocco with capital of MAD 1,929,959.600, and having its registered office at 2, Boulevard Moulay Youssef, in Casablanca (Morocco) , duly represented by Mr. Mohamed EL Kettani et Boubker El Jai,

Ms. Hanane MECHAT, a Moroccan national born on November 9, 1961 in Casablanca and having her main residence at rue du Golfe Arabique, Lot. Lamchichia N. 59 in Casablanca (Morocco) (“Hanane MECHAT”),

(each referred to individually as a “Seller” and, collectively, as the “Sellers”),

on the other hand.

Each of the Sellers and the Purchaser are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to a share purchase agreement dated September 15th, 2005 (the “Main SPA”) between FINANCIERE PAPIER ET CARTON KADIRIA - FINAPACK, a société anonyme (corporation) with managing board and supervising board organized and existing under the laws of Morocco with a share capital of MAD 226,000,000 (“FINAPACK”), and the Purchaser, FINAPACK agreed to sell to the Purchaser, and the Purchaser agreed to purchase from FINAPACK, fifty-one percent (51%) of all of the outstanding shares of CMCP at the Closing Date (the “Controlling Block”);

WHEREAS, upon completion of the share exchange transaction with COFIPAC, the Sellers shall own collectively, on the Closing Date, approximately fifteen point forty-nine percent (15.49%) of Groupe C.M.C.P., a société anonyme with managing board and supervising board, organized under the laws of Morocco with a capital of MAD 448,220,000, having its head office at Kénitra, Quartier Industriel, Morocco, registered under number 9.919 with Kénitra Registry of Commerce (“CMCP”);

WHEREAS, the Purchaser has agreed to acquire additional shares of CMCP owned by the Sellers under the terms and conditions of this Agreement;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

DEFINITIONS

1.1	Defined Terms

For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

Shares	means any or all of the outstanding shares of capital stock and voting rights of CMCP on a fully diluted basis;

Transferred Shares	means 694,629 Shares transferred by the Sellers to the Purchaser under this Agreement, representing fifteen point forty-nine percent (15.49%) of the share capital and voting rights of CMCP;

Closing Date	shall have the meaning ascribed thereto in the Main SPA;

Tax	means any tax (including income tax, profit tax, withholding tax, précompte, capital gains tax, value-added tax, sales tax, property tax, gift tax, real estate tax, excise tax, retirement, unemployment, and social security contributions in any applicable jurisdiction), tariff or duty (including any stamp or customs duty) and any fine, penalty, interest or addition to tax imposed, assessed or collected by or under the authority of any Governmental Authority;

Business Day	means any day other than a Saturday, Sunday or other days on which banking institutions are authorized or obligated by Laws to be closed in Casablanca or Paris, as the case may be;

Law	means all applicable and enforceable treaties, laws, regulations, directives, circulaires, orders, decrees, judgments, injunctions, permits, approvals, authorizations, permissions or notices applicable as of the Closing Date.

Liens	means liens, pledges, mortgages, charges, security interests, burdens, encumbrances, options, pre-emption rights, voting agreements, guarantees, usufructs or other restrictions or limitations of any nature whatsoever;

Person	means any natural person, corporation, general or limited partnership, limited liability company, proprietorship, other business organization or entity, trust, union, unincorporated association, Governmental Authority or other organization;

Governmental Authority	means any government or any subdivision of the foregoing, authority, agency, commission, or other similar body including any control commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body of any jurisdiction;

Closing	means the sale of the Transferred Shares by all of the Sellers to the Purchaser and the payment of the purchase price by the Purchaser to each of the Sellers as set forth under Article 2.2;

Surety	Means any privileges, pledges, mortgages, charges, liens, options, preemption rights, voting conventions, guarantees, usufructs or other restrictions or limitations of any nature.

1.2	Presumption and Headings

The Parties acknowledge that each Party and its counsels have reviewed and revised this Agreement and that in the event an ambiguity or question of intent of the Parties or interpretation arises regarding this Agreement, this Agreement (including any Schedules) shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party to this Agreement by virtue of the authorship of any provisions to this Agreement. The Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale of the Transferred Shares

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date,

MAGHREB PRIVATE EQUITY FUND shall sell to the Purchaser, and the Purchaser shall purchase from MAGHREB PRIVATE EQUITY FUND, one hundred eighty-seven thousand one hundred twenty-six (187,126) Shares representing 4.17% of the share capital of CMCP, free and clear of any Lien, for the consideration set forth in Article 2.2;

CAPITAL MOROCCO shall sell to the Purchaser, and the Purchaser shall purchase from CAPITAL MOROCCO, one hundred eighty-seven thousand one hundred and eight (187,108) Shares representing 4.17% of the share capital of CMCP, free and clear of any Lien, for the consideration set forth in Article 2.2;

ACCESS CAPITAL shall sell to the Purchaser, and the Purchaser shall purchase from ACCESS CAPITAL, one hundred eighty-seven thousand one hundred and eight (187,108) Shares representing 4.17% of the share capital of CMCP, free and clear of any Lien, for the consideration set forth in Article 2.2;

AFRIC INVEST shall sell to the Purchaser, and the Purchaser shall purchase from AFRIC INVEST, eighty-seven thousand three hundred twenty-six (87,326) Shares representing 1.95% of the share capital of CMCP, free and clear of any Lien, for the consideration set forth in Article 2.2;

ATIJARIWAFA BANK shall sell to the Purchaser, and the Purchaser shall purchase from ATIJARIWAFA BANK, twenty-eight thousand nine hundred ninety-nine (28,999) Shares representing 0.65% of the share capital of CMCP, free and clear of any Lien, for the consideration set forth in Article 2.2;

Hanane MECHAT shall sell to the Purchaser, and the Purchaser shall purchase from Hanane MECHAT, sixteen thousand nine hundred sixty-two (16,962) Shares representing 0.38% of the share capital of CMCP, free and clear of any Lien, for the consideration set forth in Article 2.2;

IP shall have the economic rights attaching to all of the Shares purchased from the Sellers (the “Transferred Shares”), with rights to dividends between the Purchaser and Sellers to be determined pro rata temporis as of July 1st, 2005.

2.2	Consideration for the Transferred Shares

2.2.1	Purchase Price

The consideration payable by the Purchaser for the one hundred eighty-seven thousand one hundred twenty-six (187,126) Shares to be purchased from MAGHREB PRIVATE EQUITY FUND shall be MAD 50.098.433,80 million (MAD fifty million and ninety eight thousand four hundred and thirty three);

The consideration payable by the Purchaser for the one hundred eighty-seven thousand one hundred and eight (187,108) Shares to be purchased from CAPITAL MOROCCO shall be MAD 50.093.614,74 million (fifty million and ninety three thousand six hundred and fourteen);

The consideration payable by the Purchaser for the one hundred eighty-seven thousand one hundred and eight (187,108) Shares to be purchased from ACCESS CAPITAL shall be MAD 50.0093.614,74 million (fifty million and ninety three thousand six hundred and fourteen);

The consideration payable by the Purchaser for the eighty-seven thousand three hundred twenty-six (87,326) Shares to be purchased from AFRIC INVEST shall be MAD 23.379.411.90 million (twenty three million and three hundred and seventy nine thousand);

The consideration payable by the Purchaser for the twenty-eight thousand nine hundred ninety-nine (28,999) Shares to be purchased from ATIJARIWAFA BANK shall be MAD 7.763.776,72 million ();

The consideration payable by the Purchaser for the sixteen thousand nine hundred sixty-two (16,962) Shares to be purchased from Hanane MECHAT shall be MAD 4.541.162,82 million ().

2.2.2	Method of Payment

On the Closing Date, the Purchaser shall pay to each of the Sellers the purchase price payable to it as set forth in Article 2.2.1 by wire transfer in same day immediately available funds in Casablanca. The Purchaser shall wire to MAGHREB PRIVATE EQUITY FUND, CAPITAL MOROCCO and AFRIC INVEST, the EURO value at the date of signature of the present contract, of the amounts stipulated in Article 2.2.1 hereby, at a exchange rate of one EURO (1 EURO) for eleven Moroccan Dihrams (11 MAD).

ARTICLE III

CLOSING

3.1	Date and Place of Closing

Unless otherwise agreed in writing between the Parties, consummation of the transfers pursuant to the terms of this Agreement (the “Closing”) shall take place at the offices of Société Générale Marocaine de Banque at Casablanca, at 10.00 a.m. (local time) on the later the date that is ten (10) Business Days following satisfaction (or waiver if permitted) of the conditions referred to in Articles 5.1.1

3.2	Closing Deliveries

On the Closing Date:

(a) Each Seller for its portion of the Transferred Shares shall deliver or shall cause to be delivered to the Purchaser:

(i)	transfer certificates and certified extracts from Shareholders Accounts or other documents necessary to effect the transfer of the Transferred Shares;

(ii)	copies of resolutions of the relevant corporate bodies of CMCP approving the transfer of the Transferred Shares to the Purchaser pursuant to this Agreement, to the extent that the Laws or the bylaws require for such resolutions to be passed in order for such transfer of shares to be validly entered into.

(b) the Purchaser shall deliver or shall cause to be delivered to each of the Sellers, the purchase price payable to it as set forth in Article 2.2. by bank wire transfer in same day available funds in Casablanca to the account specified by each Seller whose coordinates shall be addressed to the Purchaser before the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Sellers

Each of the Sellers for its portion of the Transferred Shares hereby warrants to the Purchaser the accuracy and completeness of the representations contained in this Article 4.1 as of the Closing Date.

4.1.1	Authority, Powers and Enforceability

Each Seller has all the necessary powers and authority to enter into this Agreement, and to carry out obligations hereunder and to consummate the transactions hereby contemplated.

Each Seller has all the necessary powers and authority to give the representations and warranties herein, which constitute obligations validly binding said Seller pursuant to their terms.

This Agreement has been duly executed by each of the Sellers and constitutes a legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms.

4.1.2	Good Standing

Each of the Sellers has been duly and lawfully set up under the Laws of its place of incorporation, and its bylaws, as well as the functioning of its corporate bodies, are in compliance with applicable Laws.

4.1.3	Ownership and Transferability of the Transferred Shares

On the Closing Date, each Seller shall validly own its Transferred Shares, having acquired them pursuant to share a exchange transaction with COFIPAC. Each Seller shall have the free disposal and the right to transfer the Transferred Shares owned by it to the Purchaser without any restriction whatsoever, except for the application of statutory clauses of CMCP as concerns the transfer of Shares.

The transactions required for the proper completion of the transfer of the Transferred Shares have been, or shall be, completed no later than the Closing Date, in accordance with applicable Laws, and shall validly transfer the ownership of the Transferred Shares to the benefit of the Purchaser.

4.1.4	Third Party Consents

No third party consent, including from a Governmental Authority, is required for the completion of the transactions hereby contemplated.

4.1.5	Truthfulness of the Representations

The Sellers guarantee, the truthfulness of the Representation made hereby.

The Sellers consent no guarantee whatsoever other than those stipulated in this Article 4.1 and in particular, no guarantee relative to CMCP, its financial situation, its business or otherwise, which is recognized and accepted by the Purchaser who declares having carried out all audits that it deemed useful.

It is furthermore specified, as needed, that the Sellers have not, directly or indirectly, filled any management or administrative function at CMCP and have not intervened in the management and administration of such company.

4.2	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to each of the Sellers that the statements contained in this Article shall be accurate as of the date hereof and as of the Closing Date as though made as of the Closing Date.

4.2.1	Authority, Powers and Enforceability

The Purchaser has all the necessary powers and authority to enter into this Agreement, and to carry out its obligations hereunder and consummate the transactions hereby contemplated.

The Purchaser has all the necessary powers and authority to give the representations and warranties herein, which constitute obligations validly binding said Purchaser pursuant to their terms.

This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

4.2.2	Good Standing

The Purchaser has been duly and lawfully set up under the Laws of its place of incorporation, and its bylaws, as well as the functioning of its corporate bodies, are in compliance with applicable Laws.

4.3.	Sanction in case of inaccurateness of the representations and warranties

In case of inaccurateness of any of the representations and warranties made by the Purchaser hereby, contained in the present article that may affect the validity of the transfer of the Transferred Shares, the sale of all the Transferred Shares shall be terminated, the Purchaser commits to transfer back all the Transferred shares to the Sellers, and the Sellers, for the part of the Transferred shares which is related to them, shall commit to give back the Purchaser the price received in accordance to Article 2.2.1. of the present Contract.

In case of inaccurateness of any of the representations and warranties contained hereby, made by one or several Sellers contained in the present Article, that would affect the validity of the transfer of the Transferred Shares, the sale of the part of the Transferred Shares of the Seller or the Sellers, will be terminated, the Purchaser commits to transfer back all the Transferred shares to the Sellers, and the Sellers, for the part of the Transferred shares which is related to them, shall commit to give back the Purchaser the price received in accordance to Article 2.2.1. of the present Contract.

ARTICLE V

CONDITIONS PRECEDENT

5.1	Conditions to Obligation of both Parties to Close

The respective obligation of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following condition precedent:

5.1.1	No Legal Impediment

No Law restraining or prohibiting the purchase of the Transferred Shares shall be in effect at the Closing Date, all consents that are necessary to consummate such purchase shall have been obtained, and any applicable waiting periods thereunder shall have expired or been terminated.

5.2	Conditions to Obligation of the Purchaser to Close

The obligation of the Purchaser to consummate the transactions hereby contemplated shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions precedent:

5.2.1	Prior acquisition of the Controlling Block

The Purchaser shall have acquired the Controlling Block in accordance with the Main SPA.

5.2.2	Representations and Warranties True and Correct

The representations and warranties of the Sellers made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

5.2.3	Compliance with the Obligations of this Agreement

The Sellers shall have complied in all material respects with all of their obligations and covenants under this Agreement, or shall have cured any instance of material non-performance or non-compliance to the satisfaction of the Purchaser, on or before the Closing Date.

5.2.4	No Material Adverse Change

No event, circumstance, loss, or other occurrence, occurring after the date of this Agreement, whether internal or external to the business of CMCP and its subsidiaries, and having individually or in the aggregate with other events, circumstances, losses, or other occurrences, an effect which is materially adverse to the financial condition, results of operations, assets or prospects of CMCP or any of its subsidiaries, or to the Purchaser as a majority shareholder of CMCP shall have occurred and be continuing on the Closing Date.

5.3	Condition to Obligation of the Sellers to Close

The obligation of the Sellers and each of them for its portion of the Transferred Shares to consummate the transactions hereby contemplated shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following condition precedent:

5.3.1	Representations and Warranties True and Correct

The representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date.

ARTICLE VI

TERMINATION

6.1	Grounds for Termination

This Agreement may be terminated at any time prior to the Closing Date:

(i)	by the written agreement of each of the Purchaser and all of the Sellers;

(ii)	by the Purchaser in the case of a material breach by any of the Sellers of its covenants pursuant to this Agreement which is not cured within thirty (30) days of written notice thereof given by the Purchaser to the breaching Seller, or by any of the Sellers in the case of a material breach by the Purchaser of its covenants pursuant to this Agreement which is not cured within thirty (30) days of written notice thereof given any of the Sellers to the Purchaser;

(iii)	by either the Purchaser or any of the Sellers in the event that in the event that the transfer of the Controlling Block or the Closing shall not have occurred by December 21, 2005, in the absence of a breach by the Party seeking termination.

6.2	Effect of Termination

If this Agreement is terminated pursuant to Article 6.1 hereabove, such termination shall be without liability to either Party to this Agreement or any affiliate, shareholder, director, officer or representative of such Party, except for liability arising from a breach of this Agreement, and all confidential information provided by either Party to any other shall be returned to that Party or, upon such Party’s instruction, destroyed.

If terminated pursuant to Article 6.1 hereabove, this Agreement shall become void and of no further force or effect, except for the provisions of Article VII hereof and this Article 6.2.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1	Publicity

(a) The Sellers and the Purchaser agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transfers shall be issued by either Party without the prior consent of all of the other Parties, except as such release or announcement may be required by Laws, in which case the Party required to make the release or announcement shall allow all of the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

(b) The Sellers and the Purchaser agree not to disclose the purchase price of the Transferred Shares, except as legally required.

7.2	Confidentiality

Each of the Parties shall maintain, and shall cause its affiliates to maintain, in strict confidence, all information relating to the business of CMCP and its subsidiaries (including, but not limited to, intellectual property rights and all information other than information which is or becomes readily obtainable from a public source through no fault of the Party disclosing the information). Without limiting the generality of the foregoing, each of the Parties undertakes not to disclose, and shall cause its affiliates not to disclose, to a third party any information concerning CMCP or its subsidiaries except:

(i)	when required to disclose such information by Laws; or

(ii)	as authorized by the other Parties and to the extent necessary in the ordinary course of business, and in this case, the Party disclosing the information shall not itself use, and shall cause its affiliates not to use, such information.

7.3	Fees and Expenses

Unless otherwise agreed, each of the Parties shall bear the expenses and fees incurred by it or for it in relation to this Agreement and the transfers, including the fees of any brokers and legal, accounting and financial advisors.

7.4	Notices

Any notices or communications required or permitted to be given to any Party under this Agreement shall be addressed in writing to the persons and addresses indicated below, and shall be deemed to have been duly given when delivered by hand, courier on D+1, or, if mailed with return receipt requested, as of the date certified by the return receipt, and, regardless of method, addressed to the Party at its email address or facsimile number set forth below (or at such other address or facsimile number as such Party shall furnish the other Parties in accordance with this Section):

To the Purchaser:

INTERNATIONAL PAPER CONTAINER HOLDINGS (Spain) S.L.

20 General Yague

28020 Madrid

Espagne

Attn: Mr. Marc Van Lieshout

With a copy to:

INTERNATIONAL PAPER (EUROPE SA)

Chaussée de la Hulpe 166

1170 Brussels

Attn: General Counsel

Facsimile: +32 2 7741259

To the Sellers:

MAGHREB PRIVATE EQUITY FUND:

C/O MAROC INVEST

82, Angle boulevard Abdelmoumen et rue Soumaya

Residence Sherezade- Casablanca

Facsimile: +212 222259960

Email: brahi.eljai@marocinvest.com

CAPITAL MOROCCO:

C/O CAPITAL INVEST

30, Boulevard Moulay Youssef

Casablanca

Facsimile: +212 22273815

Email: m.tahiri@capitalinvest.co.ma

ACCESS CAPITAL:

199 Angle boulevard Zerktouni et rue Avignon

Casablanca

Facsimile: +212 22950953

Email: hlaaziri@acasa.ma

AFRIC INVEST:

C/O MAROC INVEST

82, Angle boulevard Abdelmoumen et rue Soumaya

Residence Sherezade- Casablanca

Facsimile: +212 222259960

Email: brahi.eljai@marocinvest.com

ATIJARIWAFA BANK

2, Boulevard Moulay Youssef

Casablanca

Facsimile:

Email:

HananeMECHAT:

C/O Groupe CMCP

BP 2595 Casablanca

Facsimile: +212.22 35 07 54

Email: azizqadiri@cofipac.com

7.5	Transfer

No Party may assign or transfer, in any way whatsoever, its rights and obligations under this Agreement without the prior written consent of all of the other Parties.

7.6	No Shop

From the date hereof through the Closing Date, the Sellers and each of them for its portion of the Transferred Shares, shall stop all discussions with third parties regarding the sale of the all or part of the Transferred Shares and shall abstain from any response to a third party solicitation in that regard.

7.7	Entire Agreement

This Agreement together embodies the entire agreement of the Parties hereto with respect to the subject matters hereof, and supersedes all prior agreements with respect thereto.

7.8	Modifications and Waivers

(a) This Agreement shall only be modified by a written agreement duly signed by all of the Parties hereto.

(b) Any waiver by a Party to one of its rights pursuant to this Agreement shall only take effect if made in writing, and shall be strictly interpreted.

(c) No waiver of any one of the provisions of this Agreement shall constitute a waiver of any other provision.

7.9	Severability

If any of the provisions of this Agreement becomes null, illegal, unenforceable, or incapable of being performed in any manner whatsoever (hereinafter, “Disputed Provisions”):

(a) The validity and enforceability of the other provisions shall not be affected or compromised in any way; and

(b) the Parties shall negotiate in good faith in order to replace the Disputed Provisions with valid and enforceable provisions that are as close as possible to the Parties’ common intent or, if such common intent cannot be determined, the intent of those among the Parties which the Disputed Provisions is supposed to protect.

7.10	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of France to the fullest extent compatible with a mandatory provision of Moroccan law.

7.11	Dispute Resolution

(a) The Parties shall seek to resolve amicably any dispute between them arising out of, or in connection with this Agreement (including, without limitation, in respect of the validity, interpretation, enforcement, breach or termination thereof), or any of the transactions contemplated hereby, through good faith negotiations for a period of ninety (90) days following written notice in reasonable detail of the existence of such dispute by either Party to the other Parties.

(b) If at the end of such ninety (90) day period, the Parties shall have been unable to resolve such dispute, either Party may submit the matter to international arbitration for final settlement under the Rules of Arbitration of the International Chamber of Commerce as in effect on the date of commencement of the arbitration. The arbitral tribunal shall be composed of three (3) arbitrators appointed in accordance with said Rules. The seat of arbitration shall be Paris, France. The arbitration proceeding shall be conducted in the French language, provided that the Parties may file their submissions in French or English and that evidentiary documents and testimonies may be submitted in their original language if such language is English.

(c) The arbitral tribunal shall not have the power to

(i)	alter or modify any of the express terms, provisions, or conditions of this Agreement, or

(ii)	act as “amiable compositeur”.

The arbitral award may include pre-award and/or post-award interest, at a rate of interest set in the discretion of the arbitral tribunal, but not in excess of the rates of pre-judgment or post-judgment interest, as the case may be, permitted by applicable Laws. The award granted by the arbitral tribunal may be subject to a decision conferring authority to execute the award (exequatur) in any court having jurisdiction in the country in which assets of any liable Party is located. The Parties agree that such award shall be enforceable in any country or countries in which such assets are found and agree to submit to enforceability of such award in such country or countries.

(d) The Parties shall use their best efforts to cause arbitration proceedings arising under this Article 7.12 to proceed in a prompt and cost-effective manner, avoiding all undue delay and with the intention that the arbitration award is rendered not more than one hundred twenty (120) calendar days from the date of the confirmation by the ICC of all of the members of the arbitral tribunal.

(e) The foregoing provisions of this Article 7.12 shall not preclude either Party from applying for any preliminary or interim injunctive remedies available from any court of competent jurisdiction where necessary to protect its rights hereunder, including securing the subsequent enforcement of any arbitral award made pursuant to the procedures provided in this Article 7.12.

Done in Casablanca, and Brussels on September 15th 2005,

in seven (7) original counterparts.

INTERNATIONAL PAPER CONTAINER HOLDINGS (Spain) S.L.

Mr. Marc Van Lieshout
President of the board of directors
Duly Authorized

MAGHREB PRIVATE EQUITY FUND LTD

Mr. Mohammed Ibrahim ELJAÏ
Duly Authorized

CAPITAL MOROCCO

Mr. Mehdi TAHIRI
Duly Authorized

ACCESS CAPITAL ATLANTIQUE MAROC

Mr. Hassan LAAZIRI
Duly Authorized

AFRIC-INVEST Limited

Mr. Mohamed Ibrahim EL JAI
Duly Authorized

ATIJARIWAFABANK

Mohamed El Kettani and Boubker Jai
Duly Authorized

Hanane MECHAT

Ms. Hanane MECHAT